UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) ofThe
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2004

Clarion Technologies, Inc.
(Exact name of Registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-24690 (Commission File No.)	91-1407411 (IRS Employer Identification No.)

38 West Fulton, Suite 400 Grand Rapids, Michigan (Address of Principal Executive Offices)	49503 (Zip Code)

616-233-6680
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 7.   Financial Statements and Exhibits.

Exhibit

99      Press release dated April 30, 2004.

Item 12.   Results of Operations and Financial Condition.

On April 30, 2004, Clarion Technologies, Inc. issued a press release announcing results for first quarter fiscal 2004. A copy of the press release is attached as Exhibit 99.

The information in this Form 8-K and the Exhibit attached hereto shall not be deemed filed for purposes of Section 18 of the Securities Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: April 30, 2004	CLARION TECHNOLOGIES, INC. By: /s/ Edmund Walsh —————————————— Edmund Walsh Chief Financial Officer

EXHIBIT INDEX

Exhibit No. 99	Description Press release dated April 30, 2004

EXHIBIT 99

CLARION TECHNOLOGIES, INC.

NEWS RELEASE
CONTACT: MARY ASADORIAN
(616) 233-6680

CLARION TECHNOLOGIES REPORTS FIRST QUARTER 2004 RESULTS

Grand Rapids, MI (April 30, 2004) — Clarion Technologies, Inc. (OTCBB: CLAR.OB) today announced financial results for the quarterly period ended March 27, 2004.

Clarion’s 2004 sales for the first quarter were $29.6 million versus $22.2 million in the first quarter of 2003. The 33% increase in revenue was driven primarily by an increase in sales through new business opportunities. This has resulted in an increase in operating income of 21% to $1.93 million versus $1.60 million (which includes $0.21 million of restructuring and impairment credits) for the same period in 2003. Clarion’s net income from continuing operations for 2004 was $0.81 million versus $0.60 million (which includes $0.21 million of restructuring and impairment credits) in 2003.

Clarion Technologies’ President, Bill Beckman, commented, “We are pleased with our first quarter results and expect similar growth and results for the remainder of 2004. Our sales continue to grow with increased opportunities within our core markets and key customers. We will continue to capitalize on the consolidation opportunities within the marketplace and execute our operational plan.”

Clarion Technologies, Inc. operates four manufacturing facilities in Michigan, one in South Carolina, and two in Iowa with approximately 170 injection molding machines ranging in size from 55 to 1500 tons of clamping force. The Company’s headquarters are located in Grand Rapids, Michigan. Further information about Clarion Technologies can be obtained on the web at www.clariontechnologies.com or by contacting Mary Asadorian at (616) 233-6680.

With the exception of historical factual information, the statements made in this press release include forward-looking statements. These statements are based upon current expectations and are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. Such forward-looking statements involve certain known and unknown assumptions, risks and uncertainties that could cause actual results to differ materially from those included in or contemplated by the statements. These assumptions, risks and uncertainties include, but are not limited to, those discussed or indicated in the Company’s Annual Report on Form 10-K for the year ended December 27, 2003, and in all documents filed by the Company with the Securities and Exchange Commission. The Company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

CLARION TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except per share data)

	First Quarter Ended
	March 27, 2004	March 29, 2003

Net sales	$29,594	$22,180
Cost of sales	25,849	18,982

Gross profit	3,745	3,198

Operating expenses:
Selling, general and administrative expenses	1,815	1,809
Restructuring and impairment credits	-	(207)

	1,815	1,602

Operating income	1,930	1,596

Interest expense	(1,120)	(1,000)
Other income, net	1	6

Income before income taxes	811	602

Provision for income taxes	-	-

Net income	$811	$602

Preferred stock dividends declared	(2,281)	(1,767)
Accretion of preferred stock to
mandatory redemption value	(224)	(203)
Net loss attributable to common shareholders	$(1,694)	$(1,368)

Average shares outstanding (basic and diluted)	45,101	44,274

Loss per share attributable to common shareholders
(basic and diluted)	$(.04)	$(.03)

        ( ) Denotes deduction.